10f-3 REPORT

                        GREENWICH STREET SERIES FUND
                        FUNDAMENTAL VALUE PORTFOLIO

                    January 1, 2004 through June 30, 2004

                Trade
Trade        % of
Issuer          Date    Selling Dealer      Amount    Price
Amount      Issue(1)

Shinsei Bank ,2/9/200 Morgan Stanley        $21,300  $4.970
$105,861    0.005%

Kinetic Concepts Inc. 2/23/04 Merrill Lynch & Co., Inc.
1,800  30.000  54,000 0.01

Assured Gauranty Ltd. 4/22/04 Bank of America 89,600 18.000
1,612,800 3.29

Weyerhaeuser Co. 4/29/04 Morgan Stanley 17,700 59.000
1,044,300 7.20


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.